Exhibit 99.2 - Corporate Governance Principles

                            SOUTH TEXAS OIL COMPANY

CORPORATE GOVERNANCE PRINCIPLES

The Board of Directors ("Board") of South Texas Oil Company ("Company" or "STOC") believes that effective corporate governance is built on adherence to a number of "best practices." These practices are consistent with the Board's responsibilities to effectively oversee the Company's strategy, evaluate and compensate Company executives, and plan for management succession. Most importantly, these practices are believed to strengthen the Company and protect shareholders' interests. As such, the Board has developed and follows a program of corporate governance that includes the following elements:

BOARD INDEPENDENCE

The Board shall be comprised of a majority of independent directors. Director independence, at a minimum, is consistent with applicable rules and regulations for Nasdaq-traded issuers. The Board believes that independence is best achieved when independent directors, their family members, or their primary employers receive no consulting, legal, or other fees from STOC other than in their service as Board members.

An Independent Director is specifically defined as a director who:

    * Is not an affiliate of the Company, the Company's affiliates, any member of the Company's senior management, or the Company's suppliers or customers;

    * Has not been employed by the Company or its affiliates within the past five years;

    * Has no personal services contract, such as a consulting or advising relationship, with the Company, its affiliates, or the Company's executives;

    * Has no business relationship with the Company or its affiliates (other than in his or her service as a Board member) that requires STOC to make disclosure under Nasdaq or Securities and Exchange Commission rules and regulations;

    * Is  not  affiliated  with a not-for-profit  organization   that  receives
substantial contributions from the Company or its affiliates, as specified by Nasdaq rules or regulations;

    * Is not employed by an organization at which an executive of STOC serves as a Board member;

    * Is  not  a  family   member of any individuals  with  the  aforementioned
relationships;

    * Has not been affiliated with or employed by a present or former auditor of the Company or its affiliates until five years after the end of either the affiliation or auditing relationship.

The Board is committed to Board Committee independence. Each Board Committee will be chaired by an Independent Director of the Board. Committee chairs, their family members, or their primary employers shall receive no consulting, legal, or other fees from STOC other than in their service as Board members. In compliance with Sarbanes-Oxley and Nasdaq rules and regulations, the Audit Committee is comprised of three Independent Directors. In addition, the Audit Committee chair shall be deemed a "financial expert", as specified by Nasdaq rules and Section 407(b) of the Sarbanes-Oxley Act of 2002 and any rules implemented by the Securities and Exchange Commission. Committee chairs and members serve one year renewable terms. Any director that is no longer considered an Independent Director will be required to resign from any Committee on which he or she serves.

The Board presently believes that it is in the best interests of the Company for the positions of Chief Executive Officer and Board Chairperson to be combined, as this structure provides for unified vision and leadership within the Company. This combined leadership structure will be periodically evaluated. Should the Board determine that such separation is appropriate, these positions will be formally separated. The CEO/Chairperson serves a critical role in establishing and maintaining effective communications with the Company's shareholders, customers, suppliers, employees, creditors, communities, governments, and other stakeholders. Communications between the Company and stakeholders will be primarily through the CEO/Chairperson of the Board.

When the Chief Executive Officer and Board Chairperson positions are combined, the Board will maintain a Lead Independent Director. This director will be selected by the Independent Directors of the Board from among the Independent Directors of the Board. The Lead Independent Director serves as an important liaison between the Board and Management. A key role of the Lead Independent Director is to work closely with the Corporate Secretary so that Board members receive meeting agendas and related materials with sufficient time to effectively prepare for discussion at Board and/or Committee meetings. The Lead Independent Director is also responsible for scheduling meetings whereby the Independent Directors meet in executive session. Executive sessions include only Independent Directors, with guests invited at the discretion of the Independent Directors. Management Board members and other Management representatives will not, as a rule, be present in these sessions. The Lead Independent Director sets the executive session meeting agendas and presides over these meetings. The Lead Independent Director also serves a central role as liaison between the Board and external advisors retained by the Board. The Lead Independent Director serves for a one year renewable term. The Lead Independent Director is evaluated by the full Board on an annual basis.

As a matter of policy, and to ensure Board independence, Independent Directors or directors who are not employed by the Company or its affiliates, their family members, and their primary employers will refrain from conducting any business with the Company outside of directors' service as Board members. This is consistent with the definition of an Independent Director contained herein. Board member independence will be assessed and affirmed annually. Consideration will be given to replacing non-management directors no longer considered independent.

BOARD BUDGET

In recognition of the Board's commitment to maintaining independence, the Board maintains an operating budget separate from Company funds. These funds are provided by the Company. This enables the Board to engage in activities such as determining Director compensation and hiring external experts such as the external auditors and compensation consultants without having to request such operating funds from Management. The Board's budget is overseen by the Lead Independent Director and Audit Committee Chairperson.

COMMITTEE CHARTER

The Board will maintain and make publicly available Board Committee Charters for the three standing Board committees. These Charters, the Company's Corporate Governance Guidelines, and the Company's Code of Business Conduct and Ethics, which may be modified as appropriate, are made available to the public via the Company's website (www.southtexasoil.com).

BOARD SIZE

The Board shall be comprised of between 3 to 5 members. Board size will be a function of the current needs of the Company and the ability to effectively staff standing Board committees. Board size will be, in part, a function of a purposeful desire to enhance Board member diversity. Diversity is accomplished through the inclusion of directors with varying background characteristics and knowledge bases. Directors are selected for their ability to provide unique diverse perspectives and skills in their service as Board members. Directors are re-evaluated as to their ability to meet Board member diversity goals and effectively contribute to the Board in the event their primary occupation or employment status changes during their term. Consideration will be given to replacing directors not fulfilling these goals due to their occupational or employment status change.
Director Compensation

The Board believes that it is important to rely on director compensation practices that promote director independence. Directors' compensation is therefore in the form of a Board retainer. No special fees are granted for Board or Committee meeting attendance. The Lead Independent Director, Board Committee chairs, and Audit Committee members receive additional compensation in recognition of their additional service responsibilities. The Board also believes that its Independent Directors should make a meaningful investment in Company stock. Consistent with this guideline, 50 percent of an Independent Director's annual compensation will be, subject to receipt of necessary approvals, in the form of restricted stock grants until the fair market value of the Director's stock holdings in the Company reach a level two times that of the Director's annual Board retainer. Once a Director's stock holdings reach this level, the Director generally may elect to receive the annual retainer in the form of cash or a combination of cash and restricted stock grants. Directors may also choose to have the annual Board retainer paid entirely in restricted shares. Unless the fair market value of the shares of Common Stock held by a Director reaches a level of two times that of the annual Board retainer the Director may not sell any restricted shares issued as part of the Director's annual Board compensation until six months after the Director's retirement/resignation from the Board. Once a Director's stock holdings reach the two times annual retainer level (which holdings shall be measured in December of each year) all restricted shares previously issued to the Director as part of the Director's annual Board retainer and all restricted shares to be issued to the Director in the ensuing year may be sold in the ensuing year without the need to comply with the restrictions set forth above. Any director stock transactions will be posted on the Company's website (www.southtexasoil.com).

BOARD MEETINGS AND ATTENDANCE

The Board is committed to open communication among Board members and between the Board and Management. Consistent with this, the Board and Board Committees shall meet on a quarterly basis. Board meeting dates are established on an annual basis and approved by Board vote. Additional Board and/or Committee meetings are scheduled on an "as needed" basis. The Board believes that it is important for directors to participate in scheduled Board and/or Committee meetings. Directors who participate in less than 75 percent of scheduled Board and Committee meetings are subject to being terminated as a Board member or not receiving re-nomination to the Board.

DIRECTOR ACCESS TO MANAGEMENT

Consistent with the need for open communication channels between the Board and Management, non-management directors have direct access to Company Management outside of formal Board and/or Committee meetings.

BOARD EDUCATION AND EVALUATION

The Board is committed to ensuring that directors receive ongoing educational opportunities that enhance their abilities to effectively serve the Company. To this end, the Board engages in continuing education experiences. Each director is required to attend one director training seminar per calendar year. Also, the Board as a whole engages in a joint professional development experience each year. Additionally, new Board members are provided with a comprehensive manual that assists in their orientation to the Board and the Company. The Board is also committed to evaluating the overall effectiveness of the Board and individual directors. Board and Board Committee evaluation occurs annually. Directors are formally evaluated at the conclusion of their Board term and prior to their consideration for re-nomination to the Board.

CHANGE IN DIRECTOR EMPLOYMENT STATUS

All Independent Directors shall notify the Company's Lead Independent Director in writing upon the occurrence of any change in status of principal occupation, any change or additional responsibility and any new directorship, or change in directorships. The Lead Independent Director will notify the Committee of any such changes and the Committee shall determine the communication provided to the Board of Directors.